Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of ENDRA Life Sciences Inc. (the “Company”) on Form S-8 of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated March 11, 2019, relating to the consolidated financial statements of ENDRA Life Sciences Inc. and subsidiary, appearing in the Annual Report on Form 10-K of ENDRA Life Sciences Inc. and subsidiary for the year ended December 31, 2018.

/s/ RBSM LLP

RBSM LLP
Henderson, NV
August 9, 2019